Exhibit 99.1

PRESS RELEASE

MATTEL ELECTS ADRIANA CISNEROS AND ROGER LYNCH

TO BOARD OF DIRECTORS

●	Ms. Cisneros, CEO of Cisneros, brings expertise in media and entertainment, digital advertising and content, as well as deep experience in the Latin American technology market.

●	Mr. Lynch, President and CEO of Pandora, is a recognized leader in digital content, social media, online marketing, e-commerce and technology.

●	Latest step in Mattel’s ongoing process to further strengthen its Board of Directors.

EL SEGUNDO, Calif., August 13, 2018 – Mattel, Inc. (NASDAQ: MAT) announced today that Adriana Cisneros, CEO of Cisneros Group of Companies, and Roger Lynch, President and CEO of Pandora Media, Inc., have been elected to the company’s Board of Directors, effective today.

“As we continue to transform Mattel into an IP-driven, high-performing toy company, we are also taking action to further strengthen and develop our Board of Directors,” said Ynon Kreiz, Chairman and CEO of Mattel. “Mattel and its Board will benefit immensely from Adriana’s and Roger’s unique, valuable experience in key business areas including digital content, social media, online marketing and technology. Adriana and Roger are proven leaders, with extensive experience managing complex, multi-national, consumer-facing organizations in rapidly-evolving industries and geographies.”

Adriana Cisneros, 38, brings extensive global business, media and entertainment experience to Mattel’s Board. Ms. Cisneros currently serves as CEO of Cisneros, a global enterprise focused on media and entertainment, digital advertising solutions, real estate and social leadership. Previously, Ms. Cisneros served in a variety of leadership capacities with Cisneros, including Vice Chairman and Director of Strategy before assuming the role of CEO. She also currently serves as President of Fundación Cisneros, a not-for-profit organization dedicated to improving access to education in Latin America.

In addition, Ms. Cisneros serves as a Director and Executive Committee Member of the Board of the International Academy of Television Arts & Sciences, a Trustee of the Paley Center for Media and co-Chair of Endeavor Miami, an organization dedicated to promoting high impact entrepreneurship. Ms. Cisneros is a member of the Latin American Acquisitions Committee of the Museum of Modern Art (“MoMA”) in New York City. Chosen as a Henry Crown Fellow by the Aspen Institute, Ms. Cisneros also served as a Term Member at the Council of Foreign Relations (2011 - 2016). She earned a Bachelor’s Degree from Columbia University, and a Master’s Degree in journalism from New York University. She is a graduate of Harvard Business School’s Program for Leadership Development (2010).

Roger Lynch, 55, a recognized leader in the digital entertainment and content delivery industries, serves as President and CEO of Pandora, the streaming music provider. Prior to joining Pandora in 2017, Mr. Lynch served as the founding CEO of Sling TV Holding L.L.C., the streaming television service of DISH Network LLC that delivers live sports, news and entertainment to broadband-connected devices. Before that, he served as Executive Vice President, Advanced Technologies of DISH, from 2009 to 2012.

Earlier in his career, Mr. Lynch served as Chairman and CEO of Video Networks International, Ltd., an internet protocol television provider in the United Kingdom. While at Video Networks he won an Emmy® for Scamp, an on-demand children’s channel, and a BAFTA (British Academy of Film and The Arts) for

V:MX, a collection of on-demand music video channels. Mr. Lynch also served as President and CEO of Chello Broadband N.V., a broadband Internet service provider with operations in 10 European countries. Prior to Chello, Mr. Lynch was an investment banker with Morgan Stanley. Mr. Lynch began his career as a Member of the Technical Staff (Physics) at the Hughes Aircraft Company. He is currently a member of the Board of Directors of Pandora, and the Board of Overseers of the Tuck School at Dartmouth College. Mr. Lynch earned a Bachelor’s Degree in Physics from the University of Southern California, and an MBA with highest distinction from the Tuck School of Business at Dartmouth College.

Mr. Kreiz added: “With the addition of Adriana and Roger, as well as Todd Bradley and Soren Laursen, who joined the Board in May of this year, Mattel’s Board of Directors is further strengthening its capabilities, diversity and expertise for the future. Mattel remains committed to continued Board development.”

About Mattel

Mattel is a leading global children’s entertainment company that specializes in design and production of quality toys and consumer products. We create innovative products and experiences that inspire, entertain and develop children through play. We engage consumers through our portfolio of iconic franchises, including Barbie®, Hot Wheels®, American Girl®, Fisher-Price® and Thomas & Friends®, as well as other popular brands that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming, music and live events. We operate in 40 locations and sell products in more than 150 countries in collaboration with the world’s leading retail and technology companies. Since its founding in 1945, Mattel is proud to be a trusted partner in exploring the wonder of childhood and empowering kids to reach their full potential. Visit us online at www.mattel.com.

Contacts:
News Media Alex Clark 310-252-6397 alex.clark@mattel.com	Securities Analysts Whitney Steininger 310-252-2703 whitney.steininger@mattel.com

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